MARCH  28,  2000                                             REOFFER  PROSPECTUS

                             THE TRACKER CORPORATION
                                   OF AMERICA

UP  TO  8,000,000  SHARES  OF  COMMON  STOCK



     The selling stockholders pursuant to the 1994 Amended and Restated Stock Option Plan of The Tracker Corporation of America may offer up to 8,000,000 shares of our common stock.

     The security holders may sell their shares of common stock after delivery of this prospectus to purchasers, from time to time, through broker-dealers or underwriters at the prevailing market price as listed on the OTC Bulletin Board under the symbol "TRKR." We will not receive any of the proceeds from the secondary offering and sale of the common stock by the security holders.

     See,  RISK  FACTORS  on  page  1.

     Our principal offices are located at 1120 Finch Avenue West, Suite 303, North York, Ontario, Canada M3J 3H7. For more information, contact Bruce Lewis at 1-800-822-8757.

                    -----------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    -----------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

RISK  FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

USE  OF  PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SELLING  SECURITY  HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . .7

PLAN  OF  DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

INCORPORATION  OF  CERTAIN  INFORMATION  BY  REFERENCE. . . . . . . . . . . . .9

DISCLOSURE  OF  COMMISSION  POSITION  ON  INDEMNIFICATION  FOR
     SECURITIES  ACT  LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .10

                                  RISK FACTORS

     The securities offered in this prospectus involve a high degree of risk. In addition to the other information contained in this prospectus, you should
consider  the  following  risk  factors  before  making  an  investment.   The
occurrence of any the following risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently view as immaterial might also materially adversely affect our business, financial condition or results of operations. In such a case, the value of your investment could decline and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this prospectus.

THE CONVERSION OF THE BRIDGE FINANCING NOTES AND THE EXERCISE OF THE WARRANTS MAY CREATE IMMEDIATE AND SUBSTANTIAL DILUTION TO THE EXISTING SHAREHOLDERS.

     As of December 31, 1999, we had 53,988,579 shares of common stock outstanding, with a book value of $-0.04 per share. By a previous registration statement, we have reserved shares of common stock for future issuance pursuant to the conversion of notes and the exercise of certain warrants. We cannot assure that the issuance of the common stock reserved for future issuance will not materially adversely affect the prevailing market price of the common stock. Furthermore, issuance of the shares of common stock as described below could result in significant dilution to our stockholders.

     We issued $1,700,000 in principal amount of bridge financing notes. The notes are convertible into shares of common stock by the holders at a conversion price dependent on the market price as of the date of issue and the date of redemption. The notes also carry an attached repricing warrant that entitled the holder to additional shares of common stock if the price drops below certain levels. The conversion of the notes and the exercise of the repricing warrants will not result in the receipt of any additional funds, but will eliminate approximately $1,700,000 in debt. We estimate the dilution to the book value of our common stock, which may have an accretive affect, resulting from the conversion of the notes and attached repricing warrants as follows:


                           Low conversion price             High conversion price
                             (.15/share)                     (.40/share)
                           ---------------------             ------------

Book value before           $.-0.04                         $-0.04
Shares converted/exercised              15,000,000                           8,500,000
Book value after            $ -0.00                         $-0.00


We also reserved additional shares of common stock for issuance pursuant to the callable warrants, purchase warrants, and warrants issued to Sovereign Capital Advisors, LLC as our placement agent, in the amount and up to the following expirations from the original issue date, should we choose to call the warrants:

     Warrant               Amount                              Expiration  Date
     -------               ------                              ----------------
     Callable       up to 12,575,000 shares ($1,700,000  worth)       1  year
     Purchase             340,000  shares                             5  years
     Sovereign             85,000  shares                             3  years

     Any proceeds we may receive upon the exercise of these warrants will be used for general corporate purposes and for working capital, which may include payment of salaries, research and development, and marketing expenses. Assuming the conversion of the notes and exercise of the repricing warrants result in 65,000,000 shares of common stock issued and outstanding, we estimate the dilution to the book value of our common stock, which may have an accretive affect, resulting from the exercise of the remaining warrants as follows:




                                    Low call price                    High call price
                                    (.15/share)                         (.40/share)
                                    ----------------                 -----------------

Book value before                $     -0.00                    $           -0.00
Additional shares, if exercised                     11,750,000                      4,650,000
Total receipts                                $      1,400,000                     $1,550,000
Book value after                 $      0.01                    $            0.02

     Should we convert the notes and the warrants be exercised, the number of shares of common stock will substantially increase. This could adversely affect our stock price and other shareholders' ownership interests. Should the exercise and/or call price be even lower than $0.15 per share, or if we issue additional shares in the future, the book value of our common stock may experience further dilution.

BECAUSE THE CONVERSION AND/OR EXERCISE PRICE IS TIED TO THE MARKET PRICE, THE NUMBER OF SHARES THAT MAY BE ISSUED WILL INCREASE AS OUR STOCK PRICE DECREASES.

     A potentially unlimited number of shares can be issued under the conversion terms of the notes and related warrants since the exercise price of the warrants is tied to the market price of our common stock. As such, the number of shares that can be issued will increase as the price decreases. These registered shares should be sufficient to cover the conversion of the notes and exercise of the warrants down to a low price of $.15 per share. Should the conversion and/or exercise price drop below $.15 per share, we may need to register additional shares to complete the transaction.

RESALE  RESTRICTIONS

     We are registering restricted securities that were issued under an employee benefit plan. Consequently, certain limitations apply to the resale of these securities. Any sale of the securities subject to this registration statement by the selling shareholders may not exceed, during any three-month period, greater than the greater of:

-     1%  of  our  outstanding  common  stock;  or
- the average weekly reported trading volume of the common stock during the four calendar weeks preceding the sale

BECAUSE NO CLEARLY IDENTIFIED MARKET EXISTS FOR OUR PRODUCTS AND SERVICES, WE MAY LACK THE FINANCIAL RESOURCES TO DEVELOP ANY MARKET ACCEPTANCE.

     Our future success entirely depends on the successful development, commercialization and market acceptance of our personal property marking and monitoring system. Our initial marketing efforts, which focused primarily on consumer applications of our technology, were not successful. Identifying markets that will respond favorably to our products and services will present marketing and financial challenges to us. We are experimenting with new business models that are speculative and untested to date. We cannot assure that we will gain a significant level of commercial acceptance for our products and services in any commercial market.

     We have a large number of competitors across a variety of industries that have substantially greater financial, technical, marketing, and management resources. For example, we currently offer a pet registration service using our technology. However, Pets.com and Petopia.com have recently launched web pages as a lead in to the sale of pet related products. These marketing efforts may hinder our success in the pet registration market. Similarly, we recently launched a business asset management system in certain niche markets. One of our competitors, Tangram Enterprise Solutions, has over twenty times greater assets than us and ten times the work force. Should we compete directly with them, their financial and personnel strength could prevent us from capturing those markets. As a result, demand and market acceptance for our products and services are subject to a high level of uncertainty.

OUR  FUTURE  SUCCESS  DEPENDS  ON THE EXPERIENCE AND RETENTION OF KEY PERSONNEL.

     Our success is largely dependent on our ability to attract and retain key management and operating personnel. We particularly depend on the efforts and skills of Bruce I. Lewis, Jay S. Stulberg, Christopher Creed, and Tizio Panara. We have entered into employment agreements with Mr. Lewis and Mr. Stulberg and are planning to enter into agreements with Mr. Creed and Mr. Panara. The loss, incapacity, or unavailability of any of these individuals could materially adversely affect our business, financial condition or results of operation.

     It may also be necessary for us to attract and retain additional individuals to support our growth or to replace key personnel in the event of their termination of employment. Because qualified individuals are in high demand and are often subject to competing offers, we cannot assure that we can attract and retain qualified personnel needed for our business.

BECAUSE OF OUR HISTORY OF OPERATING LOSSES AND EXPECTATION OF FUTURE LOSSES, OUR INDEPENDENT AUDITORS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR FUTURE VIABILITY AS A GOING CONCERN IN THEIR MOST RECENT AUDIT REPORT.
     We have generated only modest revenue and have sustained significant operating losses each year since our inception. In fact, we have not generated any significant revenue since September 1997. We have accumulated a deficit of $18,383,736 as of December 31, 1999. Our ability to generate revenue from operations and achieve profitability is largely dependent upon a successful transition from a development stage company to a fully operating company. In order to achieve that, we will require significant additional financing to penetrate new markets for our products and services. If we are unable to attract such financing or achieve profitable operations, we may be forced to cease or significantly limit our operations. As a result of the foregoing conditions, our independent public accountants expressed doubt about our future viability as a going concern in their audit report dated July 8, 1999.

OUR STOCK MAY EXPERIENCE SEVERE VOLATILITY BECAUSE OF THE LIMITED TRADING MARKET AVAILABLE.

     Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. The market for the common stock must be characterized as extremely limited due to the low trading volume and the small number of brokerage firms acting as market makers. Because stocks traded on the OTC Bulletin Board generally have limited brokerage and news coverage, the market price of our common stock may not reflect our true value. As a result, you may find it difficult to dispose of our common stock or to obtain accurate quotations as to our value. Over the past eighteen months our stock has traded at a price as low as $.05 per share and as high as $.41 per share. We cannot assure that the over-the-counter market for our securities will continue, that a more active market will develop, or that the prices in any such market will be maintained at their current levels or otherwise. Furthermore, technological innovations, new product developments, general trends in our industry and quarterly variations in our results of operations may cause the market price of the common stock to fluctuate significantly.

PENNY  STOCK  RULES

     Our common stock is subject to the penny stock rules promulgated under the Exchange Act of 1934. The penny stock rules regulate broker-dealer practices in connection with transactions in equity securities with a price of less than $5.00. This does not include securities registered on certain national securities exchanges or quoted on the NASDAQ system as long as exchange or system provides current price and value information with respect to transactions in such securities. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. This must occur prior to a transaction involving a penny stock not otherwise exempt from the rules. The broker-dealer must provide the customer with current bid and offer quotation for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid/offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effectuating the transaction. It also must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that he broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As such, you may find it more difficult to sell our common stock in the over-the-counter market.

OUR  CURRENT  OWNERSHIP  STRUCTURE  AND  THE  PROVISIONS  OF  OUR  ARTICLES  OF
INCORPORATION  AND  BYLAWS  MAY  HINDER  ANY  MATERIAL  CHANGE  IN  CONTROL.

     Our directors, officers, principal stockholders and their affiliates will continue to beneficially own approximately 13% of the common stock immediately following this registration. This assumes the full exercise of currently exercisable options and warrants and the conversion of outstanding convertible debentures. As a result of such ownership, our directors, officers, principal stockholders and their affiliates will effectively have the ability to maintain, control and direct our business and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control. In addition, our articles of incorporation and bylaws contain provisions that have the effect of retaining the control of current management and may discourage any acquisition bids. Such provisions could limit the price that investors might be willing to pay in the future for shares of the common stock. It may also impede the ability of stockholders to replace management should factors warrant such a change.

OUR FUTURE SUCCESS DEPENDS ON THE ACCEPTANCE OF OUR TECHNOLOGY IN THE MARKETPLACE AND OUR FINANCIAL ABILITY TO KEEP UP WITH TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

     We cannot assure that our competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace or render our technology obsolete or noncompetitive. Most of our competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than us. Products based on new technologies such as radio frequency or new industry standards may render our existing products obsolete and unmarketable. Over the past two years we have invested minimal capital to maintain and update our technology. Any delay in developing, testing and releasing enhanced or new products could materially adversely affect our business, operating results and financial condition.

OUR LACK OF SIGNED AGREEMENTS WITH SUPPLIERS MAY PREVENT US FROM EFFECTIVELY DISTRIBUTING OUR PRODUCTS AND SERVICES TO THE MARKET.
     The ability to market, sell and operate our products and services depends on the procurement of necessary goods and services. Although we have preliminary understandings with suppliers, these may be difficult to enforce. We cannot assure that we will achieve and maintain product quality and reliability in the quantities required for commercial operations or within a period that will permit us to introduce our products in a timely fashion. We also cannot assure that we will be able to assemble and manufacture our products at an acceptable cost.

OUR FUTURE RELATIONSHIP WITH SYMBOL TECHNOLOGIES IS DEPENDENT ON OUR SALE OF A MINIMUM NUMBER OF THEIR SCANNERS, WHICH WE PRESENTLY CANNOT FULFILL.

             We procure scanning equipment from Symbol Technologies, particularly the PDF 1000 laser scanner. This is the first laser scanner to read two-dimensional bar code. On May 18, 1999 we entered into an agreement with Symbol whereby we were granted the exclusive right to use the PDF 1000 laser scanners in the United States, Canada, and Europe for personal property identification and recovery purposes. This contract is subject to a minimum annual purchase requirement of 5000 laser scanner units having a purchasing effect of at least $10,000,000. We will likely not meet this requirement and Symbol will be permitted to terminate the contract should it so choose. Should Symbol terminate the agreement, our business may be harmed in two ways:

(1) we may no longer be capable of securing future orders due to a lack of supply; and
(2) we may not be able to honor existing service agreements with current customers using the Symbol scanners

Consequently, the termination of the Symbol Contract would directly affect our general viability as a going concern.

BECAUSE OUR PRODUCTS AND SERVICES ARE SUBJECT TO LENGTHY SALES CYCLES, WE MAY LACK THE FINANCIAL RESOURCES TO MAINTAIN OPERATIONS.

             We typically experience long sales cycles that generally vary from three to six months. Because the implementation of our products and services involves significant capital expenditures by the customer, our sales are subject to lengthy approval processes and delays. We often devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations, and feasibility studies without any assurance that the prospective customer will decide to purchase our products.

OUR FUTURE SUCCESS IS DEPENDANT ON PATENTS AND PROPRIETARY TECHNOLOGY. WE CURRENTLY DO NOT HAVE ANY PATIENTS, REGISTERED TRADEMARKS OR SERVICE MARKS.
     Our success partly depends on our ability to obtain patent protection for our proposed products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We rely on a combination of trade secret, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to our personal property identification and recovery system. In addition, we have an exclusive license with Global Tracker to use the technology associated with an international patent application filed pursuant to the Patent Cooperation Treaty for our personal property identification and recovery system. We cannot assure, however, that this will mature into an issued patent or that any patent, trademark or service mark obtained or licensed by us will be held valid and enforceable if asserted by us against another party. In addition, these protections may not preclude third parties from asserting infringement claims against us. The successful assertion of such claims could materially adversely affect our business, operating results and financial condition.

     We do not have any registered trademarks or service marks. Furthermore, we do not have any active trademark or service mark applications pending before the U.S. Patent and Trademark Office or with any other regulatory authorities.

     Even if our pending patent is ultimately issued, other parties may hold or receive patents that contain claims covering our technology. Should this occur, it may delay or prevent the sale of our products and services. It may also require licenses resulting in the payment of fees or royalties by us in order to continue operations. We cannot assure that needed or potentially useful licenses will be available to us in the future on acceptable terms. An adverse determination in any litigation with respect to proprietary infringement could subject us to significant liabilities to third parties. In such a case, we may be required to seek licenses from, or pay royalties to, third parties. We could also be prevented from manufacturing, selling or using our proposed products.

WE WILL REQUIRE SIGNIFICANT FUTURE CAPITAL IN ORDER TO CONTINUE OPERATIONS. WE CANNOT ASSURE THAT FUTURE CAPITAL WILL BE AVAILABLE.
     We will require additional funds in the amount of $1,000,000 over the next six months to successfully market and operate our business. We estimate needing an additional $700,000 over the following twelve months. Our inability to obtain financing or to raise additional capital when needed on favorable terms could prevent or delay the marketing, sale and operation of our products and services. Insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of our products and services or prevent such commercial introduction altogether.

                                 USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale of the shares of common stock offered by or for the account of the selling security holders.

                            SELLING SECURITY HOLDERS

     We are registering up to 8,000,000 shares of our common stock issued, or to be issued, pursuant to the 1994 Amended and Restated Stock Option Plan. The following table describes the number of securities issued under this Plan and the total number of securities available to be sold if the vested options are exercised.

     As of March 14, 2000, there were approximately 352 record holders of common stock. Percentage of ownership is based upon 56,109,109 issued and outstanding shares of common stock beneficially owned on March 14, 2000, including currently exercisable warrants to purchase 1,250,000 shares of common stock, currently exercisable options to purchase 40,000 shares of common stock, currently exercisable options to purchase 2,498,578 shares of common stock, and currently exercisable options to purchase 200,000 shares reserved under an option issued to Toda Corporation Limited for financial consulting services.




                          Options  Issued     Options  Vested      Shares  Owned
Percentage


Name and Position          Under Plan  As of 3/14/00  As of 3/14/00   (if >1%)
-------------------------  ----------  -------------  --------------  --------

BRUCE I. LEWIS              4,288,578      1,244,289    3,394,289(1)      6.56
Chief Executive Officer

JAY S. STULBERG             3,088,576      1,244,289    1,494,289(2)      2.49
Chief Financial Officer

JOSEPH GREENBERG               20,000          3,333      210,455(3)       N/A
Outside Director

DAVID BUTLER                   20,000          3,333        3,333(3)       N/A
Outside Director

CARL CORCORAN                  20,000          3,333         3,3333        N/A
Outside Director

CHRISTOPHER CREED             825,000              0        344,578        N/A
VP - Operations

TIZIO PANARA                  500,000              0        314,615        N/A
VP - Business Development

TODA CORPORATION              200,000        200,000              0        N/A
Consultant


________
(1) Number of shares includes the currently exercisable option to purchase 1,244,289 shares of common stock. Furthermore, Mr. Lewis has pledged 600,000 shares of common stock and the option to purchase an additional 1,244,289 shares of common stock as security to the bridge financing notes.
(2) Number of shares includes the currently exercisable option to purchase 1,244,289 shares of common stock. Furthermore, Mr. Stulberg has pledged 250,000 shares of common stock and the option to purchase an additional 1,244,289 shares of common stock as security to the bridge financing notes.
(3) Number of shares includes the currently exercisable option to purchase 3,333 shares of common stock

10

     PLAN  OF  DISTRIBUTION

     We will not receive any of the proceeds from the sale of the common stock by the selling security holders. We anticipate the selling security holders will offer the shares of common stock for sale either directly or through broker-dealers or underwriters. The broker-dealers or underwriters may act solely as agents or may acquire the shares of common stock as principals. They may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the selling security holders or the secondary purchasers of the shares of common stock registered in this prospectus for whom they may act as agent.

     The net proceeds to the selling security holders from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The selling security holders and any dealers or agents that participate in the distribution of the common stock may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     The shares of common stock being offered by the selling security holders will be sold in one or more transactions on the OTC Bulletin Board or on any other market on which our common stock may be trading. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the selling security holders. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.

     Certain limitations apply to the resale of these securities. Any sale of the securities subject to this registration statement by the selling shareholders may not exceed, during any three-month period, greater than the greater of:

-     1%  of  our  outstanding  common  stock;  or
- the average weekly reported trading volume of the common stock during the four calendar weeks preceding the sale

     The selling security holders participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations passed by the SEC. This may limit the timing of purchases and sales of any of the shares of the common stock by the selling security holders. It may also affect the marketability of the shares of common stock.



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                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We filed the following documents with the SEC which are hereby incorporated herein by reference:

(1)     Our  annual  report  on Form 10-K for the year ended March 31, 1999; and
(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1999.

     In addition, all documents subsequently filed by us pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. Any such request should be made in writing to 1120 Finch Avenue West, Suite 303, North York, Ontario, Canada M3J 3H7 or by telephone to Bruce I. Lewis at 1-800-822-8757.

     We are required to file reports with the SEC. These reports include: (1) an annual report on Form 10-K containing financial information examined and reported upon by our certified public accountants; (2) quarterly reports on Form 10-Q containing unaudited financial statements for each of the first three quarters of the fiscal year; and (3) additional information on Form 8-K concerning our business and operations deemed appropriate by our board of directors.

     You may read and copy any materials we file with the SEC by visiting the public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Since we are an electronic filer, you may also receive information about us through the SEC's internet website that contains reports, proxy and information statements, and other information at http://www.sec.gov.
   ---------------

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     We shall indemnify to the fullest extent permitted by the laws of Delaware any person made or threatened to be made, a party to any legal action or proceeding by reason of the fact the individual is or was our director, officer or employee, or served as an agent for any other enterprise at our request. The board of directors shall have the power to indemnify any person, other than a director or officer, made a party to any legal action, suit or proceeding by reason of the fact the individual was our employee.

     Pursuant to our bylaws, we may indemnify and/or purchase indemnity insurance for our directors, officers or other employees. We may also pay and/or advance expenses to our directors, officers and other employees who are eligible for or entitled to such payments or advances. The extent of any such indemnification, payment or advance shall be expressly authorized by the board of directors. Our right to indemnify such persons shall include, but not be limited to, our authority to enter into written agreements for indemnification.

     Subject to the laws of Delaware, our directors shall not be liable to the company or our shareholders for monetary damages for an act or omission in the director's capacity of a director, as long as the director acted in good faith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. This excludes any payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding.

Indemnification of officers or persons controlling us for liabilities arising under the Securities Act of 1933 is held to be against public policy by the SEC, and is therefore unenforceable.